UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

REMEC, INC.

(Exact name of registrant as specified in its charter)

California	1-16541	95-3814301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3790 Via de la Valle, San Diego, CA 92014

(Address of principal executive offices, with zip code)

(858) 505-3713

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The shareholders of REMEC, Inc. (the “Company”), at a special meeting of shareholders held on May 18, 2005, approved (i) the sale of the Company’s wholly owned subsidiary, REMEC Defense & Space, Inc., to Chelton Microwave Corporation (the “Merger”) and (ii) a reclassification of the Company’s common stock by authorizing a Certificate of Amendment to its existing Restated Articles of Incorporation (the “Reclassification”). In the Reclassification, each existing share of the Company’s common stock will be converted into a fractional share of new common stock (with all of the same rights, preferences and privileges as the existing common stock) and one share of redemption stock. The purpose of the Reclassification is to allow the Company to distribute a substantial portion of the consideration received in the Merger to its shareholders through the automatic redemption of the redemption stock (the “Redemption”). Following the special meeting of shareholders, the Company’s Board of Directors determined that the Company will distribute an aggregate of $177,000,000 of the consideration from the Merger to its shareholders through the Reclassification and Redemption.

The Merger is expected to be completed, assuming fulfillment of all conditions thereto, as promptly as practical after 4:00pm Eastern time on Friday, May 19, 2005.

A copy of the press release announcing the results of the special shareholders meeting and the Board’s determination of the aggregate Merger consideration to distribute through the Reclassification and Redemption is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: May 18, 2005	By:	/s/ Donald J. Wilkins
Donald J. Wilkins
Senior Vice President, General Counsel and Secretary